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                              COHEN & STEERS FUNDS

                                 Code of Ethics

                         Adopted Pursuant to Rule 17j-1
                    Under the Investment Company Act of 1940

     1.   Purposes

     This Code of Ethics applies to each Fund (as defined in Section 3) and has been adopted by the Board of Directors/Trustees of each Fund in accordance with Rule 17j-l(c) under the Investment Company Act of 1940 (the "Act"). Rule 17j-1 generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies. The purpose of this Code of Ethics is to provide regulations and procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1(b), which read as follows:

          "(b) Unlawful actions. It shall be unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund:

               (1) To employ any device, scheme or artifice to defraud the Fund;

               (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

               (3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit on the Fund; or

               (4) To engage in any manipulative practice with respect to the Fund.

     All material changes to this Code also shall be subject to approval by the Board of each Fund. In approving the Code and any material changes, the Board of each Fund shall determine that the Code contains provisions reasonably necessary to prevent "Access Persons" (as defined below) from engaging in any conduct specified in Rule 17j-1(b). Prior to approving this Code or any material changes, the Investment Adviser (as defined in Section 3), on behalf of itself and each Fund, shall provide a certification that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.




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     2.   Application

     (a) This Code of Ethics applies to the "Access Persons" of each Fund (as such term is defined in Section 3).

     (b) Each Fund will maintain a list of all its Access Persons and will provide each Access Person with a copy of this Code of Ethics.

     3.   Definitions

     (a) "Fund" means each registered investment company for which Cohen & Steers Capital Management, Inc. serves as investment adviser or sub-adviser.

     (b) "Investment Adviser" means Cohen & Steers Capital Management, Inc.

     (c) "Access Person" means any director, officer, or Advisory Person of the Fund, or of the Investment Adviser.

     (d) "Advisory Person" of the Fund or of the Investment Adviser means (a) any employee of the Fund or of the Investment Adviser (or of any company in a control relationship to the Fund or Investment Adviser, including any subsidiary or affiliate of the Investment Adviser), and (b) any other natural person in a control relationship to the Fund or the Investment Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

     (e) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when the person gives serious consideration to making a recommendation.

     (f) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder.

     (g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     (h) "Independent Director" means a director or trustee of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

     (i) "Purchase or Sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.


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     (j) "Covered Security" shall have the meaning set forth in Section 2(a)(36)
of the Investment Company Act of 1940, except that it shall not include direct obligations of the Government of the United States; bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; or shares issued by registered open-end investment companies.

     (k) "Sub-Advisory Personnel" shall mean directors/trustees, officers and employees of any Fund for which the Investment Adviser serves only as sub-adviser and who are not directors, officers or employees of the Investment Adviser.

     4.   Exempted Transactions

     The prohibitions of Section 5 of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control (including any account that is managed on a discretionary basis by a person other than the Access Person and with respect to which the Access Person does not in fact influence or control the transactions).

     (b) Purchases or sales of securities that are not eligible for purchase or sale by a Fund.

     (c) Purchases or sales that are non-volitional on the part of either the Access Person or a Fund.

     (d) Purchases that are part of an automatic dividend reinvestment plan.

     (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent those rights were acquired from the issuer, and sales of rights so acquired.

     (f) Purchases or sales of securities that receive the prior approval of the Chairman or the President of the Investment Adviser (such approving officer having no personal interest in the purchases or sales) because they: (i) are only remotely potentially harmful to a Fund, (ii) would be very unlikely to affect a highly institutional market, or (iii) clearly are not related economically to the securities to be purchased, or sold or held by a Fund.

     5.   Prohibited Purchases and Sales

     (a) Unless prior approval is obtained in accordance with Section 4(f) above, no Access Person, shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which the person knew or reasonably should have known at the time of such purchase or sale that, within the most recent 15 days:


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          (1) is being or has been considered for purchase or sale by a Fund; or

          (2) is being purchased or sold by a Fund.

     (b) No Access Person shall reveal to any other person (except in the normal course of his duties on behalf of the Fund or the Investment Adviser) any information regarding securities transactions by the Fund or the consideration by the Fund or the Investment Adviser of any securities transactions.

     (c) With the exception of the Independent Directors and Sub-Advisory Personnel, no Access Person shall purchase any Covered Security issued in an initial public offering ("IPO"). No Independent Director or Sub-Advisory Personnel shall invest in any shares issued in an IPO if, at the time of that transaction, such person knew or, in the ordinary course of fulfilling his official duties, should have known that, during the 15-day period immediately preceding or after the date of the transaction, the Covered Security is or was purchased or sold by the Fund, or is or was being considered for purchase or sale by the Fund.

     (d) With the exception of the Independent Directors and Sub-Advisory Personnel, no Access Person shall purchase any Covered Security issued in a private placement unless the Chairman or President of the Investment Adviser approves the transaction in advance. In determining whether or not to grant such approval, the Chairman or President will consider whether the investment opportunity should be reserved for the Fund and whether the opportunity is being offered by virtue of the Access Person's position with the Fund or the Investment Adviser. The General Counsel of the Investment Adviser, or his designee, shall maintain a written record of decisions to permit these transactions, along with the reasons supporting the decision. Any Access Person who has been authorized to acquire securities in a private placement must disclose the investment to the Chairman or President of the Investment Adviser if the Access Person is involved in any subsequent consideration of an investment in the issuer, and these investment decisions will be subject to independent review by the Board of Directors.

          No Independent Director or Sub-Advisory Personnel shall invest in any shares issued in a private placement if, at the time of that transaction, such person knew or, in the ordinary course of fulfilling his official duties, should have known that, during the 15-day period immediately preceding or after the date of the transaction, the Covered Security is or was being purchased or sold by the Fund, or is or was being considered for purchase or sale by the Fund.

     6.   Reporting

     (a) Every Access Person, except the Independent Directors and Sub-Advisory Personnel, shall report to the Secretary or Assistant Secretary of the Fund (i) a list of all Covered Securities held, and any account held with a broker, dealer or bank, at the time the person becomes an Access Person; (ii) each year thereafter, a list of all Covered Securities and accounts


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held; and (iii) the information described in Section 6(c) of this Code with respect to transactions in any Covered Security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Covered Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected in any account over which the Access Person does not have any direct or indirect influence or control or in any account that is managed on a discretionary basis by a person other than the Access Person and with respect to which the Access Person does not in fact influence or control the transactions. The General Counsel of the Investment Adviser shall maintain the reports and other records required by Rule 17j-1 under the Act.

     (b) Independent Directors and Sub-Advisory Personnel need only report a transaction to the Chairman, President or General Counsel of the Investment Adviser if the Independent Director or Sub-Advisory Personnel, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties, should have known that, during the 15-day period immediately preceding or after the date of the transaction, the Covered Security is or was being purchased or sold by the Fund, or is or was being considered for purchase or sale by the Fund. Independent Directors and Sub-Advisory Personnel need not provide an initial or annual report of portfolio holdings and accounts.

     (c) Every report shall be in writing and shall be delivered not later than
(i) 10 days after the person becomes an Access Person, with respect to the initial portfolio holdings and accounts report; and (ii) 10 days after the end of the calendar quarter in which a transaction to which the report relates was effected. Quarterly reports shall contain the following information:

          (1) The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

          (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          (3)  The price at which the transaction was effected;

          (4) The name of the broker, dealer or bank with or through whom the transaction was effected;

          (5) The name of any broker, dealer or bank with whom an account was opened during the quarter; and

          (6)  The date the report is submitted.


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     (d) Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the security to which the report relates.

     (e) All reports furnished pursuant to this Section shall be reviewed by the Investment Adviser's General Counsel, who shall report to the Chairman and President all potential violations of the Code of Ethics. These will be kept confidential, subject to the rights of inspection by the Directors/Trustees of each Fund and by the Securities and Exchange Commission.

     (f) The Investment Adviser, on behalf each Fund, shall furnish annually to the Board of each Fund a written report (i) describing any issues arising under this Code of Ethics or the related supervisory procedures, including but not limited to information about material violations of the Code of Ethics or procedures, and sanctions imposed in response to the material violations; and
(ii) certifying that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

     7.   Sanctions

     Upon receiving notice of a violation of this Code, the Directors of the each Fund may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

Explanatory Notes to Code of Ethics

     1. The information on portfolio holdings, and securities transactions, received and recorded by the Investment Adviser pursuant to the requirements of Rule 204-2(a)(12) under the Investment Advisers Act of 1940 shall be deemed to satisfy the reporting requirements imposed on Access Persons of the Investment Adviser by Section 6 of this Code of Ethics.

     2. For purposes of Section 3(c), 3(d) and 5 of this Code of Ethics, all employees of the Investment Adviser, and its affiliates and subsidiaries, shall be deemed Advisory Persons of the Fund or of the Investment Adviser.

August 2000


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